EXHIBIT 10.3
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, is made as of this 9th day of May 2006, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29601 (the “Corporation”), and Ronald T. Lindsay, 1214 Belgrave Place, Charlotte, NC 28203 (the “Executive”).
     WHEREAS, the Corporation initially employed the Executive as Vice President, General Counsel and Secretary of the Corporation pursuant to the terms of an Employment Agreement dated January 16, 2004 (the “Prior Agreement”), and the Executive was elected to Senior Vice President, General Counsel and Secretary in January, 2005;
     WHEREAS, the Corporation desires to continue to employ the Executive as Senior Vice President, General Counsel and Secretary, and the Executive desires to continue serving the Corporation in such capacity, and the parties desire to enter into a new Employment Agreement to set forth the terms and conditions of the Executive’s employment;
     NOW, THEREFORE, the Executive and the Corporation hereby agree to cancel the Prior Agreement and enter into this new employment agreement (the “Agreement”) as follows:
     1. Employment. During the term of this Agreement, the Corporation agrees to employ the Executive as Senior Vice President, General Counsel and Secretary, and the Executive agrees to serve the Corporation in such capacities, in accordance with and subject to the provisions of this Agreement.
     2. Term.
(a)	Subject to the provisions of subparagraphs (b) and (c) of this Section 2, the term of this Agreement shall be effective as of May 9, 2006 (the “Effective Date”), and shall continue thereafter until terminated by either party by written notice given to the other party at least thirty (30) days prior to the effective date of any such termination. The effective date of the termination shall be the date stated in such notice, provided that if the Corporation specifies an effective date that is more than thirty (30) days following the date of such notice, the Executive may, upon thirty (30) days’ written notice to the Corporation, accelerate the effective date of such termination.

(b)	Notwithstanding Section 2(a), upon the occurrence of a Change in Control as defined in the Change in Control Agreement between the Corporation and the Executive (the “Change in Control Agreement”), the term of this Agreement shall be deemed to continue until terminated, but in any event, for a period of not less than three (3) years following the date of the Change in Control, unless such termination shall be at the Executive’s election for other than “Good Reason” as that term is defined in the Change in Control Agreement.

(c)	Notwithstanding Section 2(a), the term of this Agreement shall end upon:
(i)	the death of the Executive;

(ii)	the “Disability” of the Executive as defined in Section 1.15 of the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies (the “SERP”); or

(iii)	the Executive’s retirement as of the retirement date.
     3. Position and Duties. Throughout the term hereof, the Executive shall be employed as Senior Vice President, General Counsel and Secretary of the Corporation (subject to election by the Board of Directors), with the duties and responsibilities customarily attendant to that office, provided that the Executive shall undertake such other and further assignments and responsibilities of at least comparable status as the Board of Directors may direct. The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation. The Executive shall report directly to the Chief Executive Officer of the Corporation.
     4. Place of Employment. The Executive will be employed at the Corporation’s headquarters, currently located in Greenville, SC, or at such other place as the Corporation shall designate from time to time.
     5. Compensation and Benefits.
(a)	Base Salary. The Corporation shall pay to the Executive a base salary of $309,435 (Salary Grade 34) payable in substantially equal periodic installments on the Corporation’s regular payroll dates. The Executive’s base salary shall be reviewed at least annually and from time to time may be increased (or reduced, if such reduction is effected pursuant to across-the-board salary reductions similarly affecting all management personnel of the Corporation).

(b)	Incentive Plans.
(i)	Annual Incentive Plan. In addition to his base salary, the Executive shall be eligible to receive an annual incentive award under the Corporation’s annual incentive plan in effect from time to time determined in the manner, at the time, and in the amounts set forth under such plan.

(ii)	MTIP. The Executive shall be eligible to participate in the Bowater Incorporated Mid-Term Incentive Plan. The Executive’s awards, if any, shall be prorated based on his date of employment hereunder.

(iii)	Stock-Based Incentive Compensation. Subject to the approval of the Board of Directors, the Executive shall be eligible for an annual award under a Bowater stock-based incentive program, as modified from time to time, and for so long as such program continues.
(c)	Benefit Plans. The Corporation shall make contributions on the Executive’s behalf to the various benefit plans and programs of the Corporation in which the

Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time.
(d)	Supplemental Retirement Plan Enhancements. Executive shall continue to be eligible to participate in the SERP. If Executive continues in employment with the Corporation through September 30, 2006, Executive shall be credited with two additional years and three months of service credit under the SERP (for a total of five years as of that date). If the Executive’s employment is terminated by either party for any reason other than Disability or “Cause” as defined in Section 1.07 of the SERP, after September 30, 2006, Executive shall be entitled to receive an immediate lump sum distribution of his accrued SERP benefit, and retiree health care and life insurance benefits as otherwise provided in the SERP. If Executive is involuntarily terminated for reasons other than Disability or Cause at any time before September 30, 2006, Executive shall be credited with a total of five years of service under the SERP and entitled to receive an immediate lump sum distribution of his accrued SERP benefit and retiree health care and life insurance benefits as otherwise provided in the SERP. In such circumstances, the ten-year service requirement under the SERP for immediate distribution of SERP benefits and entitlement to retiree health care and life insurance benefits shall be waived. If the Executive’s employment is terminated because of Disability, the Executive shall continue to accrue service in accordance with the terms of the Bowater Incorporated Retirement Plan, the Bowater Incorporated Benefits Equalization Plan and the SERP (and receive the additional two years and three months of service credit described above) and be eligible for the Disability benefits under Section 4.04 of the SERP in accordance with its terms. Upon the earlier to occur of the Executive’s death, the Executive’s 65th birthday, or his recovery from Disability, he shall be entitled to an immediate lump sum distribution of his accrued SERP benefit and retiree health care and life insurance benefits as otherwise provided in the SERP. If the Executive’s employment is terminated by death, his surviving spouse (or his estate, if his spouse fails to survive him) shall be entitled to receive an immediate lump sum distribution of his accrued SERP benefit (and receive the additional two years and three months of service credit described above) and, if his spouse survives him, she shall be entitled to retiree health care benefits as further described in the SERP.

(e)	Vacations. The Executive shall be entitled to paid vacation in keeping with the Corporate policy as in effect from time to time, to be taken at such time or times as may be approved by the Corporation.

(f)	Expenses. The Corporation shall reimburse the Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation.

(g)	Perquisites. The Corporation shall make available to the Executive all perquisites to which he is entitled by virtue of his position.

     6. Nondisclosure. During and after the term of this Agreement, the Executive shall not, without the written consent of the Board of Directors of the Corporation, disclose or use directly or indirectly (except in the course of employment hereunder and in furtherance of the business of the Corporation or any of its subsidiaries and affiliates) any of the trade secrets or other confidential information or proprietary data of the Corporation or its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same or similar businesses.
     7. Noncompetition. During the term of this Agreement and for a period of one (1) year after the date the Executive’s employment terminates, the Executive shall not, without the prior approval of the Board of Directors of the Corporation or its delegate, in the same or a similar capacity engage in or invest in, or aid or assist anyone else in the conduct of any business (other than the businesses of the Corporation and its subsidiaries and affiliates) which directly competes with the business of the Corporation and its subsidiaries and affiliates as conducted during the term hereof. If any court of competent jurisdiction shall determine that any of the provisions of this Section 7 shall not be enforceable because of the duration or scope thereof, the parties hereto agree that said court shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and this Agreement in its reduced form shall be valid and enforceable to the extent permitted by law. The Executive acknowledges that the Corporation’s remedy at law for a breach by the Executive of the provisions of this Section 7 will be inadequate. Accordingly, in the event of the breach or threatened breach by the Executive of this Section 7, the Corporation shall be entitled to injunctive relief in addition to any other remedy it may have.
     8. Severance Pay.
(a)	If the Executive’s employment hereunder is involuntarily terminated for any reason other than those set forth in Section 2(c) hereof, then unless the Corporation shall have terminated the Executive for Cause, the Corporation shall pay the Executive severance pay in an amount equal to twenty-four (24) months of the Executive’s base salary on the effective date of the termination, plus 1/12 of the amount of the last bonus paid to the Executive under the Corporation’s annual incentive plan as applicable to the Executive, for each month in the period beginning on January 1 of the year in which the date of the termination occurs and ending on the date of the termination and for each months’ base salary to which the Executive is entitled under this Section 8; provided, that any amount paid to the Executive by the Corporation for services rendered subsequent to the thirtieth (30th) day following the communication to the Executive of notice of termination shall be deducted from the severance pay otherwise due hereunder.

(b)	The severance pay shall be paid in a lump sum as soon as administratively feasible following the Executive’s effective date of termination, but in no event shall payment be made later than March 15 following the calendar year of the Executive’s termination from employment, unless otherwise required by Internal

Revenue Code Section 409A or guidance issued thereunder.
(c)	The severance pay shall be in lieu of all other compensation or payments of any kind relating to the termination of the Executive’s employment hereunder; provided, that the Executive’s entitlement to compensation or payments under the Corporation’s retirement plans, stock option or stock-based incentive plans, savings plans, or bonus plans attributable to service rendered prior to the effective date of the termination shall not be affected by this clause and shall continue to be governed by the applicable provisions of such plans; and provided further, that in lieu hereof, at his election, the Executive shall be entitled to the benefits of the Change in Control Agreement between the Corporation and the Executive, if termination occurs in a manner and at a time when such Change in Control Agreement is applicable.
     9. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed, by registered or certified mail, return receipt requested to the respective addresses of the parties set forth above, or to such other address as any party hereto shall designate to the other party in writing pursuant to the terms of this Section 9.
     10. Severability. The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.
     11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware.
     12. Agreement Supersedes. This Agreement shall cancel and supersede all prior agreements relating to employment between the Executive and the Corporation.
     13. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.
     14. Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors,

administrators and successors of the Executive, but this Agreement may not be assigned by the Executive.
     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

BOWATER INCORPORATED		EXECUTIVE

By	/s/ David J. Paterson	/s/ Ronald T. Lindsay

	David J. Paterson	Ronald T. Lindsay
Chief Executive Officer

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